Exhibit 99.1

Ur-Energy Releases 2019 Q1 Results

Littleton, Colorado (PR Newswire – May 3, 2019) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2019, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and Canadian securities authorities on SEDAR at www.sedar.com.

Ur-Energy CEO, Jeff Klenda said, “Despite the complexities of the current uranium market, we are pleased to report our Q1 results, as we have again met our production guidance, continued to obtain great value from our term sales agreements, and maintained the operational leverage necessary to begin the ramp-up activities we hope to take place not long after the President’s decision on the Section 232 Trade Action, due on or before July 15, 2019.  We have the necessary working capital to sustain operations as we await the outcome of the Section 232 Trade Action, and hope to return to increased production through the further development of our fully-permitted second mine unit at Lost Creek, as well as to initiate development activities at Shirley Basin.  We are in the enviable position of being able to ramp up faster and with lower costs than most, if not all, others in our industry.”

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables:

Production and Production Costs	Unit	2019 Q1	2018 Q4	2018 Q3	2018 Q2

Pounds captured	lb	22,551	48,304	80,604	89,209
Ad valorem and severance tax	$000	$57	$30	$81	$133
Wellfield cash cost (1)	$000	$250	$459	$422	$516
Wellfield non-cash cost (2)	$000	$612	$400	$400	$400
Ad valorem and severance tax per pound captured	$/lb	$2.53	$0.62	$1.00	$1.49
Cash cost per pound captured	$/lb	$11.09	$9.50	$5.24	$5.78
Non-cash cost per pound captured	$/lb	$27.14	$8.28	$4.96	$4.48

Pounds drummed	lb	21,015	53,654	78,441	74,302
Plant cash cost (3)	$000	$1,318	$1,154	$1,109	$1,230
Plant non-cash cost (2)	$000	$480	$484	$485	$493
Cash cost per pound drummed	$/lb	$62.72	$21.51	$14.14	$16.57
Non-cash cost per pound drummed	$/lb	$22.84	$9.02	$6.18	$6.64

Pounds shipped to conversion facility	lb	—	67,040	72,902	74,416
Distribution cash cost (4)	$000	$6	$47	$36	$34
Cash cost per pound shipped	$/lb	$-	$0.70	$0.49	$0.46

Pounds purchased	lb	97,500	-	-	100,000
Purchase costs	$000	$2,681	$-	$-	$2,225
Cash cost per pound purchased	$/lb	$27.50	$-	$-	$22.25

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expenses and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight-line basis, so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.

[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2019 Q1	2018 Q4	2018 Q3	2018 Q2

Pounds sold	lb	97,500	-	-	100,000
U3O8 sales	$000	$4,812	$-	$-	$3,790
Average contract price	$/lb	$49.35	$-	$-	$37.90
Average spot price	$/lb	$-	$-	$-	$-
Average price per pound sold	$/lb	$49.35	$-	$-	$37.90

U3O8 cost of sales (1)	$000	$3,181	$-	$-	$2,225
Ad valorem and severance tax cost per pound sold	$/lb	$1.52	$-	$-	$-
Cash cost per pound sold	$/lb	$23.86	$-	$-	$-
Non-cash cost per pound sold	$/lb	$12.36	$-	$-	$-
Cost per pound sold – produced	$/lb	$37.74	$-	$-	$-
Cost per pound sold – purchased	$/lb	$27.50	$-	$-	$22.25
Total average cost per pound sold	$/lb	$32.63	$-	$-	$22.25

U3O8 gross profit	$000	$1,631	$-	$-	$1,565
Gross profit per pound sold	$/lb	$16.72	$-	$-	$15.65
Gross profit margin	%	33.9%	0.0%	0.0%	41.3%

Ending Inventory Balances
Pounds
In-process inventory	lb	10,595	9,134	14,588	43,733
Plant inventory	lb	28,574	7,559	20,944	15,391
Conversion facility inventory produced	lb	327,053	375,803	308,762	233,712
Conversion facility inventory purchased	lb	48,750	-	-	-
Total inventory	lb	414,972	392,496	344,294	292,836

Total cost
In-process inventory	$000	$-	$160	$359	$518
Plant inventory	$000	$1,259	$345	$665	$548
Conversion facility inventory produced	$000	$12,352	$14,187	$11,143	$8,738
Conversion facility inventory purchased	$000	$1,341	$-	$-	$-
Total inventory	$000	$14,952	$14,692	$12,167	$9,804

Cost per pound
In-process inventory	$/lb	$-	$17.52	$24.61	$11.84
Plant inventory	$/lb	$44.06	$45.64	$31.75	$35.61
Conversion facility inventory produced	$/lb	$37.77	$37.75	$36.09	$37.39
Conversion facility inventory purchased	$/lb	$27.50	$-	$-	$-

Note:

[1]	U3O8 cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values and excludes NRV.

During the quarter we sold 97,500 pounds under term contracts at a price per pound of $49.35 per pound, of which 48,750 pounds were from production and the balance was purchased.

For the quarter, our uranium cost of sales totaled $3.2 million which included $1.3 million of purchase costs and $1.9 million of production costs. In 2019 Q1, we purchased 97,500 pounds at an average price of $27.50 per pound, of which half remains in our inventory. The average cost per pound sold from production was $37.74.

Excluding the NRV adjustment of $2.0 million, the gross profit from uranium sales for 2019 Q1 was $1.6 million, which represents a gross profit margin of approximately 34%.

Total Cost Per Pound Sold Reconciliation	Unit	2019 Q1	2018 Q4	2018 Q3	2018 Q2

Cost of sales per financial statements		$5,146	$50	$170	$2,225
Less adjustments reflecting the lower of cost or NRV		$(1,965)	$(50)	$(170)	$-
U3O8 cost of sales		$3,181	$-	$-	$2,225

Ad valorem & severance taxes	$000	$57	$30	$81	$133
Wellfield costs	$000	$862	$859	$823	$916
Plant and site costs	$000	$1,798	$1,638	$1,594	$1,723
Distribution costs	$000	$6	$47	$36	$34
Inventory change	$000	$(883)	$(2,574)	$(2,534)	$(2,806)
Cost of sales – produced	$000	$1,840	$—	$—	$—
Cost of sales – purchased	$000	$1,341	$—	$—	$2,225
Total cost of sales	$000	$3,181	$—	$—	$2,225

Pounds sold produced	lb	48,750	—	—	-
Pounds sold purchased	lb	48,750	—	—	100,000
Total pounds sold	lb	97,500	—	—	100,000

Average cost per pound sold - produced	$/lb	$37.74	$-	$-	$-
Average cost per pound sold – purchased	$/lb	$27.50	$-	$-	$22.25
Total average cost per pound sold	$/lb	$32.63	$-	$-	$22.25

The cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated realizable value are charged to the cost of sales per the financial statements as adjustments reflecting the lower of cost or NRV. These adjustments are excluded from U3O8 costs of sales because they relate to the pounds of U3O8 in ending inventories and do not relate to the pounds of U3O8 sold during the period.

Continuing Guidance for 2019

At the end of the first quarter of 2019, the average spot price of U3O8, as reported by UxC, LLC and TradeTech, LLC, declined to approximately $25.33 per pound because of low volumes and uncertainty over the Section 232 Trade Action. Market fundamentals have not changed sufficiently to warrant further development of MU2 and we currently expect to produce between 75,000 and 100,000 pounds at Lost Creek.

In 2019, we expect to deliver 665,000 pounds related to term contracts at an average price of approximately $48 per pound. In 2019 Q1, we sold 97,500 pounds of U3O8. Early in 2019 Q2, we delivered 100,000 pounds into a scheduled term contract commitment and sold 165,000 pounds related to 2020 obligations under existing term agreements. We do not expect to make additional sales during Q2. By quarter, our remaining 2019 contractual sales commitments thereafter are as follows: 122,500 pounds in Q3; and 180,000 pounds in Q4.

We have purchase contracts in place for 500,000 pounds at an average cost of $26 per pound in 2019.

Gross profits from uranium sales are expected to be approximately $12.3 million, which represents a gross profit margin of approximately 38%. On a cash basis (excluding non-cash costs and extraction taxes), gross profits from uranium sales are expected to generate $15.3 million in cash, which represents a cash-basis gross profit margin of approximately 47%.

Should uranium pricing improve, or following a successful outcome of the ongoing Section 232 Trade Action, we stand ready to ramp up production to full capacity at Lost Creek and initiate development activities at Shirley Basin. We remain operationally ready to increase production through the further development of our fully-permitted MU2 at Lost Creek. Lost Creek operations could begin to increase production rates in as little as six months following a “go” decision simply by developing additional header houses within MU2. Development expenses during this time are estimated to be less than $14 million and are almost entirely related to MU2 drilling and header house construction costs. Lost Creek also does not require any significant capital expenditures in order to increase production, but we will continue to optimize site operations through engineering design enhancements and modifications. The Lost Creek plant has been well maintained and is ready to receive additional flows for increased production when warranted.

As at May 2, 2019, our unrestricted cash position was $3.0 million. In addition, we will receive proceeds of $7.5 million in May 2019 from the April 2019 sale of 165,000 pounds U3O8.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

+1 720.981.4588

Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations and the timing and ability to ramp up operations, including time and cost compared with others in our industry; timing and outcome for resolution of the Section 232 trade action or other changes to the uranium market; timing and outcome for all permitting and licensure of the Shirley Basin project and for the subsequent buildout of the project; projected sales and costs of sales) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.